Exhibit 99.1

National & Retail Trades and First Call, Release: November 11, 2004 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS THIRD QUARTER EARNINGS

MENOMONEE FALLS, WI … November 11/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the three months and nine months ended October 30, 2004.

Kohl’s Corporation reported an 18.7 percent increase in net income for the quarter ended October 30, 2004. Net income was $143.8 million, or $0.42 per diluted share, compared with $121.2 million or $0.35 per diluted share a year ago.  Net sales increased to $2.7 billion from $2.4 billion a year ago, an increase of 14.6 percent for the quarter. Comparable store sales increased 1.2 percent for the same period.

For the nine months ended October 30, 2004, net income increased 20.0 percent to $413.3 million or $1.20 per diluted share, compared with $344.3 million or $1.00 per diluted share a year ago. Net sales increased 13.4 percent to $7.6 billion from $6.7 billion a year ago.  Comparable store sales were flat to last year.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We are pleased with the progress made on the four initiatives we have been focused on all year.  We are particularly excited about the customers’ response to the new merchandise launches in the third quarter.  We believe we are well-positioned for the holiday season in terms of content and level of inventory, our in-store shopping environment and our marketing and advertising calendar.”

Montgomery added, “I am very proud of our over 100,000 associates and the role they played in helping the company achieve a successful third quarter and want to thank them for their hard work and dedication to serving our customers.”

Expansion Update

The Company successfully opened 48 new stores during the quarter. The Company entered the San Francisco, CA market with 11 stores; the Salt Lake City, UT market with five stores; the Rochester, NY market with three stores; the Portland, ME market with two stores; the Reno, NV market with two stores and the Montgomery, AL market with one store. In addition, the Company added nine stores in the Midwest region, six stores in the Northeast region, five stores in the Southwest region, three stores in the South Central region and one store in the Southeast region.

The Company now operates 637 stores in 40 states, compared with 542 stores in 36 states at the same time last year.

The Company plans to open approximately 95 stores in fiscal 2005 with approximately 33 stores opening during the first quarter.

Third Quarter Earnings Conference Call

Investors will have the opportunity to listen to the third quarter earnings conference call today at 5:00 PM (EST) by dialing 847-619-6368 ten minutes prior to the start of the call, over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Broadcast Networks’ Vcall web site located at http://www.vcall.com.  To listen to the call, please go to either web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  To access a 36-hour telephone replay of the call, simply dial 630-652-3018.  (Pass Code: 10045878).

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:  Vicki Shamion, Director – Public Relations, (262) 703-1464

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KOHL'S CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)

	3 Months Ended				9 Months Ended
	October 30, 2004	% to Net Sales	November 1, 2003	% to Net Sales	October 30, 2004	% to Net Sales	November 1, 2003	% to Net Sales

Net sales	$ 2,743.9		$ 2,394.0		$ 7,621.9		$ 6,720.2
Cost of merchandise sold	1,758.3	64.1%	1,578.7	65.9%	4,878.9	64.0%	4,426.8	65.9%

Gross margin	985.6	35.9%	815.3	34.1%	2,743.0	36.0%	2,293.4	34.1%

Operating expenses
Selling, general and administrative	646.5	23.6%	524.0	21.9%	1,781.3	23.4%	1,471.9	21.9%
Depreciation and amortization	71.6	2.6%	59.9	2.5%	208.3	2.7%	172.3	2.6%
Preopening expenses	21.3	0.7%	20.8	0.9%	43.8	0.6%	38.9	0.5%

Operating income	246.2	9.0%	210.6	8.8%	709.6	9.3%	610.3	9.1%

Interest expense, net	15.0	0.6%	15.8	0.7%	45.1	0.6%	56.7	0.9%

Income before income taxes	231.2	8.4%	194.8	8.1%	664.5	8.7%	553.6	8.2%
Provision for income taxes	87.4	3.2%	73.6	3.0%	251.2	3.3%	209.3	3.1%

Net income	$ 143.8	5.2%	$ 121.2	5.1%	$ 413.3	5.4%	$ 344.3	5.1%

Basic net income per share	$ 0.42		$ 0.36		$ 1.21		$ 1.02
Avg. number of shares	342.3		339.8		341.3		338.9

Diluted net income per share	$ 0.42		$ 0.35		$ 1.20		$ 1.00
Avg. number of shares	344.9		344.4		343.7		343.4

Kohl's Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)
Subject to Reclassification

	October 30, 2004	November 1, 2003

Assets
Current assets:
Cash and cash equivalents	$ 111,720	$ 108,532
Accounts receivable trade, net	1,284,734	1,048,711
Merchandise inventories	2,640,348	2,424,802
Deferred income taxes	40,953	39,307
Other	77,919	85,454
Total current assets	4,155,674	3,706,806

Property and equipment, net	3,844,858	3,137,052
Favorable lease rights, net	228,030	183,809
Goodwill	9,338	9,338
Other assets	106,774	103,480
Total assets	$ 8,344,674	7,140,485

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 1,346,486	$ 1,118,091
Accrued liabilities	447,422	316,285
Income taxes payable	9,507	63,016
Short-term debt	354,000	313,000
Current portion of long-term debt and capital leases	3,380	12,611
Total current liabilities	2,160,795	1,823,003

Long-term debt and capital leases	1,104,283	1,079,637
Deferred income taxes	318,461	228,418
Other long-term liabilities	77,714	71,161
Shareholders’ equity	4,683,421	3,938,266
Total liabilities and shareholders’ equity	$ 8,344,674	$ 7,140,485

Kohl's Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)
Subject to Reclassification

	9 Months Ended
	October 30, 2004	November 1, 2003

Operating activities

Net income	$ 413,345	$ 344,328
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	208,883	179,175
Amortization of debt discount	161	3,521
Deferred income taxes	90,618	73,853
Changes in operating assets and liabilities:
Accounts receivable, net	(134,577)	(57,901)
Merchandise inventories	(1,033,358)	(797,806)
Other current assets	(7,082)	(41,740)
Accounts payable	813,887	467,360
Accrued and other long-term liabilities	11,165	(37,255)
Income taxes	(89,107)	(38,774)

Net cash provided by operating activities	273,935	94,761

Investing activities

Acquisition of property and equipment
and favorable lease rights	(669,266)	(530,197)
Net sales of short-term investments	34,285	475,991
Other	(23,533)	(18,032)
Net cash used in investing activities	(658,514)	(72,238)

Financing activities

Net borrowings under credit facilities	354,000	313,000
Payments of convertible and other long-term debt	(12,400)	(358,552)
Payments of financing fees on debt	(73)	(185)
Proceeds from stock option exercises	42,024	41,661

Net cash provided by (used in) financing activities	383,551	(4,076)

Net (decrease) increase in cash and cash equivalents	(1,028)	18,447
Cash and cash equivalents at beginning of period	112,748	90,085

Cash and cash equivalents at end of period	$ 111,720	$ 108,532